Exhibit 10.7

Summary of Director Compensation Program

(Effective January 1, 2016)

Compensation Component	Compensation Amount
Annual cash retainer	$40,000
Additional annual retainers:
Governance and Nominating Committee Chairperson	$10,000
Operational Audit Committee Chairperson	$10,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Governance and Nominating Committee Non-Chair Member	$5,000
Operational Audit Committee Non-Chair Member	$5,000
Audit Committee Non-Chair Member	$10,000
Compensation Committee Non-Chair Member	$7,500
Lead Director	$80,000	(a)
Chairman	$100,000	(a)
Initial equity grant	$100,000	(b)
Annual equity grant	$100,000	(c)

(a)	Payable 50% in cash and 50% in shares of restricted stock. Shares of restricted stock will be granted annually on the day following the annual meeting of shareholders, and the number of shares to be granted will be determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The shares of restricted stock will vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or Chairman’s, as applicable, continued membership on the Board as of such date.
(b)	Upon election to the Board, each non-employee director will receive shares of restricted stock with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.
(c)	On the day following the annual meeting of shareholders, each non-employee director receives shares of restricted stock with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.